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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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    / /  Soliciting Material Pursuant to Section 240.14a-12

                                RS INVESTMENT TRUST
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[RS INVESTMENTS LOGO]

RS INVESTMENT TRUST
388 Market Street, Suite 1700
San Francisco, California 94111

February 4, 2003

Dear Shareholder of the RS Aggressive Growth Fund:

As you know, your Trustees have approved and recommended to shareholders the merger of the RS Aggressive Growth Fund into the RS Emerging Growth Fund. You received proxy materials relating to the merger some time ago.

In recent weeks, a few shareholders have expressed concerns about the merger. We thought you might find it helpful if we were to share with you some of those concerns, and the reasons your Trustees continue to believe the merger is in the best interests of the Fund and its shareholders.

LET ME SUMMARIZE SOME OF THE CONCERNS:

- The Aggressive Growth Fund has outperformed the Emerging Growth Fund. Since inception of the Aggressive Growth Fund (May 1, 2000), that Fund's total return (through December 31, 2002) has been -59.50%, while the performance of the Emerging Growth Fund has been -66.32%.

- The Aggressive Growth Fund has the flexibility to invest in companies of all sizes, while the Emerging Growth Fund invests principally in companies with market capitalizations of $1.5 billion or less. The Aggressive Growth Fund's flexibility has the potential to increase diversification and to reduce volatility.

- A large fund like the Emerging Growth Fund is less nimble than a smaller fund like the Aggressive Growth Fund. Because of its small size, the Aggressive Growth Fund is able to make meaningful investments in small companies; the same size investments would constitute a much smaller portion of the Emerging Growth Fund's assets. And large trading positions in small stocks are often illiquid and unfavorably priced.

THE TRUSTEES MET RECENTLY TO CONSIDER EACH OF THE CONCERNS.

The Trustees recognized that under various market conditions an investment in a fund like the Aggressive Growth Fund has the potential to achieve better investment results than an investment in a fund like the Emerging Growth Fund for reasons such as those described above. However, for the reasons already described in the proxy statement and the reasons described below, they confirmed their belief that the merger would be in the best interests of the Aggressive Growth Fund and its shareholders.

The Trustees considered that the merger is intended to allow shareholders of both Funds to continue to invest in a portfolio of securities selected by Jim Callinan and his emerging growth team at RS Investments. As was described in the proxy statement, market capitalizations of most emerging growth companies have contracted sharply. As a result, the num-


1-800-766-FUND  www.RSInvestments.com
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ber of companies in the team's universe of emerging growth companies -- which tend to be smaller, rapidly growing companies -- has increased dramatically. If Jim were to continue to manage the Aggressive Growth Fund, he would be required to focus not only on this increased number of smaller emerging growth companies, but on larger companies in which the Aggressive Growth Fund may also invest. RS Investments expressed the view to the Trustees that the demands of managing both Funds under these circumstances exceeds the resources of the emerging growth team. For those reasons,the Trustees considered that it was not a viable option for the Aggressive Growth Fund to continue as a stand-alone fund managed by Jim Callinan and his team.

The Trustees considered alternatives to the merger,such as hiring another investment manager to invest the assets of the Aggressive Growth Fund or liquidating or otherwise restructuring the Fund. They decided not to pursue either alternative, but instead confirmed that shareholders should have the opportunity to consider the merger of their Fund into the Emerging Growth Fund -- because they believed that shareholders of the Aggressive Growth Fund would rather continue investing with Jim Callinan and his team than remain shareholders of the Aggressive Growth Fund managed by another portfolio manager or be forced to receive cash proceeds from the liquidation of the Fund.

The shareholder meeting to consider the merger was originally scheduled for January 9, 2003. The meeting has now been adjourned to March 3 at 8:30 a.m., San Francisco time, at the address set forth above.

We have enclosed a form of proxy card for the meeting. We urge you to consider the information presented above. If you have already voted and wish to change your vote, please fill out the proxy card and mail it to us in the enclosed envelope. If you have not yet voted and would like to do so now, you should similarly fill out the proxy card and mail it to us in the enclosed envelope. Before you vote, or change your vote, you should review carefully all of the proxy materials sent to you. (If you would like another copy of any proxy materials, please call us at (800) 766-FUND.) We will need to receive your proxy in time to vote it at the adjourned session of the meeting on March 3. THERE IS NO NEED TO RETURN THIS CARD UNLESS YOU WISH TO CHANGE YOUR VOTE OR TO VOTE FOR THE FIRST TIME.

We hope you find this helpful. Once again,thank you for investing with us.

Sincerely,

/s/ G. Randall Hecht

G. Randall Hecht
Chairman